Exhibit 3.1

STATE OF MARYLAND

ARTICLES OF AMENDMENT

OF

DIVIDEND CAPITAL TOTAL REALTY TRUST INC.

FIRST: Pursuant to Section 2-605 of the Maryland General Corporation Law (the “MGCL”), Dividend Capital Total Realty Trust Inc. desires to amend its charter as currently in effect and as hereinafter amended.

SECOND: Article II of the Articles of Restatement shall be amended as follows:

The name of the corporation (which is hereinafter called the “Corporation”) is: Dividend Capital Diversified Property Fund Inc.

THIRD: The amendment to the charter of the Corporation as set forth above has been duly approved by a majority of the entire board of directors as required by Section 2-605 of the MGCL.

FOURTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Dividend Capital Diversified Property Fund Inc. has caused the foregoing amendment of the charter to be signed in its name and on its behalf by its President and attested to by its Secretary on this 12th day of July, 2012.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

By:	/s/ Guy M. Arnold	(SEAL)
Guy M. Arnold President

ATTEST:

By:	/s/ Joshua J. Widoff
Joshua J. Widoff Secretary

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